MAA Enters New Market with Kansas City Acquisition

MEMPHIS, Tenn., Sept. 20, 2012 /PRNewswire/ -- MAA (NYSE: MAA) announced today that it has entered the Kansas City, Missouri market with the acquisition of Market Station, an upscale, urban mid-rise apartment community.

(Logo: http://photos.prnewswire.com/prnh/20110614/CL19184LOGO )

The 323-unit Market Station property was developed in 2010 and is located in the River Market area, a riverfront neighborhood located immediately north of the Central Business District in downtown Kansas City. Kansas City is the corporate headquarters for several employers, including Hallmark Cards, H&R Block and AMC Entertainment. Other major downtown employers include AT&T, Kansas City Power & Light, Bank of America, Blue Cross Blue Shield of Kansas City and Truman Medical. The community's prime location also affords residents easy access to several entertainment venues in downtown Kansas City including the Power and Light District, The Sprint Center and Crown Center.

Market Station provides residents with a wide array of amenities including a resort-style swimming pool with spa and grill stations, a covered outdoor kitchen with fireplace and a state-of-the-art fitness center that overlooks the Missouri River. The apartment homes offer faux hardwood flooring, island kitchens, large walk-in closets and private patio and balconies in select units.

Commenting on the announcement, Al Campbell, EVP and CFO said, "We are pleased to be expanding our footprint into the well diversified economy of the Kansas City market. We believe this market is a strong addition to our secondary market portfolio and supports our strategy to provide attractive investment returns for our shareholders through capital deployment across both large and secondary markets."

About MAA
MAA is a self-administered, self-managed apartment-only real estate investment trust, which currently owns or has ownership interest in 49,687 apartment units focused on delivering full-cycle and superior investment performance throughout the Sunbelt region of the U.S. For further details, please refer to the MAA website at www.maac.com or contact Investor Relations at investor.relations@maac.com. 6584 Poplar Ave., Memphis, TN 38138.

Certain matters in this press release may constitute forward-looking statements within the meaning of Section 27-A of the Securities Act of 1933 and Section 21E of the Securities and Exchange Act of 1934. Such statements include, but are not limited to, statements made about anticipated acquisition and economic performance results. Actual results and the timing of certain events could differ materially from those projected in or contemplated by the forward-looking statements due to a number of factors, including changes in general economic conditions or the capital markets, competitive factors including overbuilding or other supply/demand imbalances in some or all of our markets, changes in interest rates and other items that are difficult to control, as well as the other general risks inherent in the apartment and real estate businesses. Reference is hereby made to the filings of Mid-America Apartment Communities, Inc., with the Securities and Exchange Commission, including quarterly reports on Form 10-Q, reports on Form 8-K, and its annual report on Form 10-K, particularly including the risk factors contained in the latter filing.

CONTACT: Investor Relations of MAA, +1-901-682-6600, investor.relations@maac.com